UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013

VIRGIN MEDIA INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	File No. 000-50886 (Commission File Number)	59-3778247 (IRS Employer Identification No.)

65 Bleecker Street, 6th Floor, New York, New York 10012
(Address of principal executive offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On May 23, 2013, the parties to the consolidated action-captioned In re Virgin Media Shareholders Litigation, including Virgin Media, Inc. (“Virgin Media” or the “Company”), Liberty Global, Inc. (“Liberty Global”) and the plaintiffs, relating to the Agreement and Plan of Merger, dated as of February 5, 2013, as amended (the “Merger Agreement”), among Virgin Media, Liberty Global, Liberty Global Corporation Limited, referred to as New Liberty Global, and certain other wholly-owned subsidiaries of Liberty Global, entered into a binding Term Sheet (the “Term Sheet”) to settle the consolidated cases, pending execution of a formal stipulation and agreement of settlement.
Pursuant to the Term Sheet, without limiting Virgin Media's rights under the Merger Agreement, Liberty Global has agreed (a) that the termination fee payable by Virgin Media under certain circumstances described in the Merger Agreement will be reduced from $470 million to $370 million; (b) that the Board of Directors of Virgin Media (the “Company Board”) may determine that a Company Acquisition Proposal (as defined in the Merger Agreement) could reasonably be expected to lead to a Company Superior Proposal (as defined in the Merger Agreement) (i) whether or not the party submitting such Company Acquisition Proposal has demonstrated committed financing in connection with such Company Acquisition Proposal (so long as the Company Board believes, after consultation with an Experienced Financial Advisor (as defined in the Merger Agreement), that such party has the capacity to finance the Company Acquisition Proposal and receipt of financing would not be a condition to such party's obligation to close the Company Acquisition Transaction (as defined in the Merger Agreement) contemplated by the Company Acquisition Proposal), (ii) even if the Company Acquisition Transaction contemplated by the Company Acquisition Proposal would be subject to the receipt of consents, approvals or waivers from governmental entities (so long as the Company Board has determined in good faith that the likelihood of the party submitting such Company Acquisition Proposal obtaining such consents, approvals or waivers in connection with such Company Acquisition Transaction is no less than the likelihood, as of December 19, 2012, that Liberty Global would receive necessary consents, approvals or waivers from governmental entities in connection with the merger), and (iii) whether or not it has received advice from an Experienced Financial Advisor (as defined in the Merger Agreement) or Experienced Counsel (as defined in the Merger Agreement).
Additionally, Virgin Media and Liberty Global have agreed to negotiate in good faith with the plaintiffs with respect to amendments to be made to the joint proxy statement/prospectus relating to Merger Agreement to address certain disclosure claims made by the plaintiffs.
The Term Sheet also provides that the parties will enter into a formal stipulation and agreement of settlement, to be negotiated in good faith, under which plaintiffs will provide all of the defendants, their affiliates, and financial advisors with a customary release of all claims. The settlement is subject to the approval of the Supreme Court of the State of New York. The parties have agreed that, in the meantime, they will jointly apply to the court to stay the action.
A copy of the Term Sheet and associated waiver agreement are attached hereto as Exhibit 99.1 and incorporated by reference herein. The foregoing description of such documents is qualified in its entirety by reference to such exhibit.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE PROPOSED TRANSACTION HAS BEEN FILED WITH THE SEC:

Liberty Global Corporation Limited, a company that has been established in connection with the transaction, has filed a registration statement on Form S-4 (Registration No. 333-187100) with the Securities and Exchange Commission (SEC), which the SEC declared effective on May 1, 2013 and which includes a definitive joint proxy statement of Virgin Media Inc. and Liberty Global, Inc., and constitutes a prospectus of Liberty Global Corporation Limited. VIRGIN MEDIA STOCKHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive joint proxy statement/prospectus has been sent to security holders of Virgin Media and Liberty Global seeking their approval of the proposed transaction. Investors may obtain a free copy of the definitive joint proxy statement/prospectus, and other relevant documents filed by Liberty Global Corporation Limited, Liberty Global and Virgin Media with the SEC at the SEC's Web site at http://www.sec.gov. The definitive joint proxy statement, and such other documents filed by Virgin Media with the SEC may also be obtained for free from the Investor Relations section of Virgin Media's web site (www.virginmedia.com) or by directing a request to Virgin Media Inc., 65 Bleecker Street, 6th Floor, New York, New York 10012, Attention: Investor Relations. Copies of documents filed by Liberty Global and/or Liberty Global Corporation Limited with the SEC may also be obtained for free from the Investor Relations section of Liberty Global's website (www.lgi.com) or by directing a request to Liberty Global, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Term Sheet, dated May 23, 2013, including Waiver Letter Agreement attached as Exhibit A thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2013

VIRGIN MEDIA INC.

By:	/s/ Howard Kalika
Name:	Howard Kalika
Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Term Sheet dated May 23, 2013, including Waiver Letter Agreement attached as Exhibit A thereto.